Exhibit 4.53

Execution version

SUPPLEMENTAL LETTER

To:	Drillships Ocean Ventures Inc.
Ocean Rig UDW Inc.
Drillship Skiathos Owners Inc.
Drillship Skyros Owners Inc.
Drillship Kythnos Owners Inc.
Drillship Skiathos Shareholders Inc.
Drillship Skyros Shareholders Inc.
Drillship Kythnos Shareholders Inc.
Ocean Rig Cunene Operations Inc.
Drillships Ocean Ventures Operations Inc.
Ocean Rig Block 33 Brasil Cooperatief U.A.
Ocean Rig Block 33 Brasil B.V.
Ocean Rig Cubango Operations Inc.

each of
c/o Ocean Rig UDW Inc., Cyprus office,
10 Skopa street,
Nicosia, Cyprus

10 December 2013
Dear Sirs
Drillships Ocean Ventures Inc. — USD 1,350,000,000 Facilities Agreement

We refer to a term loan facilities agreement dated 28 February 2013, as amended by an amending and restating agreement dated 30 August 2013 (the "Facilities Agreement"), made between Drillships Ocean Ventures Inc. as borrower (the "Borrower"), (ii) Ocean Rig UDW Inc. as parent and guarantor (the "Parent"), (iii) the companies named therein, including the Parent, as guarantors, (iv) the banks and financial institutions named therein as original commercial lenders (the "Original Commercial Lenders"), (v) The Export-Import Bank of Korea ("Kexim"), (vi) Eksportkreditt Norge AS ("Eksportkreditt", and together with Kexim, the "ECA Lenders") (the Original Commercial Lenders and the ECA Lenders jointly, the "Lenders"), (vii) DNB Bank ASA, Nordea Bank Finland plc., London Branch, Skandinaviska Enskilda Banken AB (publ), Swedbank AB (publ) and ABN Amro Bank N.V., Oslo Branch as mandated lead arrangers (the "Mandated Lead Arrangers"), (viii) DNB Bank ASA as the facility agent (the "Facility Agent") and (ix) DNB Bank ASA as the security agent, pursuant to which the Lenders agreed to make available to the Borrower term loan facilities of up to USD1,350,000,000.

Words and expressions defined in the Facilities Agreement shall have the same meanings when used in this letter (the "Letter") unless the context otherwise requires.

We also refer to the Borrower’s waiver request dated 11 November 2013 pursuant to which the Borrower has requested the agreement of the Finance Parties:

(a)
to defer the requirement for a Satisfactory Drilling Contract to be entered into in respect of the Drillship Skyros until and including the date (the "Deferred Date") falling six months after the Delivery Date of the Drillship Skyros;

(b)	in consequence, to amend sub-paragraph (c) of clause 20.1 (Minimum Cash and Cash Equivalents) of the Facilities Agreement as further detailed below; and

(c)	that a failure to secure a Satisfactory Drilling Contract for the Drillship Skyros by the Deferred Date shall constitute a mandatory prepayment event in respect of all of the Skyros Facilities.

The Borrower has also advised us that a contract no. FCP-0455 for offshore drilling services (the "Interim Total Angola Contract") for a minimum period of 275 days has been entered into for the Drillship Skyros on 10 July 2013 between Total E&P Angola, Ocean Rig Cubango Operations Inc. and Olympia Rig Angola LDA.

1	AGREEMENT OF THE FINANCE PARTIES

1.1	Agreement of the Finance Parties

The Finance Parties agree, subject to the conditions precedent set out in Clause 2 (Conditions Precedent) of this Letter and with effect on and from the date on which the Facility Agent confirms to the Borrower in writing that the conditions precedent in Clause 2 of this Letter have been fulfilled to its satisfaction (the "Effective Date"):

(a)
to defer the requirement for a Satisfactory Drilling Contract to be entered into for the Drillship Skyros until the Deferred Date and to make the conditions precedent under Part B, section 2 of Schedule 2 (Conditions Precedent to subsequent Utilisation Requests) of the Facilities Agreement conditions subsequent to the drawdown of the Skyros Facilities that are to be satisfied within the Deferred Date;

(b)	in consequence, to amend sub-paragraph (c) of clause 20.1 (Minimum Cash and Cash Equivalents) of the Facilities Agreement as set out in sub-paragraph (a)(ii) of Clause 1.2 below; and

(c)
that if a Satisfactory Drilling Contract for the Drillship Skyros has not been entered into by the Deferred Date, it shall not constitute an Event of Default as stipulated by clause 26.3 (Specific obligations) of the Facilities Agreement, but it shall constitute a mandatory prepayment event in respect of the Skyros Facilities and the Borrower shall prepay any and all outstanding amounts related to all of the Skyros Facilities within 15 Business Days after the Deferred Date in accordance with sub-paragraph (a)(i) of Clause 1.2 below,

Provided that the agreement of the Finance Parties set out in this Clause 1.1 is also subject to the Drillship Skyros after the Delivery Date remaining on charter under the Interim Total Angola Contract (or another Drilling Contract acceptable to the Majority Lenders (in this case Majority Lenders shall also include both ECA Lenders) and entered into within 90 days after a cancellation of the Interim Total Angola Contract) until a Satisfactory Drilling Contract has been entered into in respect of the Drillship Skyros,

1.2	Amendment to the Facilities Agreement

(a)	On and from the Effective Date the Facilities Agreement shall be amended as follows:

(i)	by adding the following clause as a new clause 7.7A to be inserted after clause 7.7 (Mandatory prepayment on cancellation of a Satisfactory Drilling Contract) of the Facilities Agreement:

"7.7A Mandatory prepayment on lack of Satisfactory Drilling Contract for Drillship Skyros

(a)
If a Satisfactory Drilling Contract has not been entered into for the Drillship Skyros by and including the date (the "Deferred Date") falling six months after the Delivery Date of the Drillship Skyros, the Borrower shall promptly notify the Facility Agent and shall prepay any and all outstanding amounts related to all of the Skyros Facilities within 15 Business Days after the Deferred Date.

(b)
If, prior to the Deferred Date, the contract no. FCP-0455 for offshore drilling services entered into for the Drillship Skyros on 10 July 2013 between Total E&P Angola, Ocean Rig Cubango Operations Inc. and Olympia Rig Angola LDA is cancelled before its original termination date and no Satisfactory Drilling Contract has been entered into at the date of its cancellation, the Borrower shall promptly notify the Facility Agent and, unless a new interim Drilling Contract acceptable to the Majority Lenders (in this case Majority Lenders shall also include both ECA Lenders) is entered into no later than 90 days after such cancellation, the Borrower shall prepay any and all outstanding amounts related to all of the Skyros Facilities no later than the date falling 15 Business Days after the earlier of the Deferred Date and the end of such 90 day period."

(ii)	by adding the following provisio after sub-paragraph (c)(ii) of Clause 20.1 (Minimum Cash and Cash Equivalents) of the Facilities Agreement:

"provided for the avoidance of doubt that no such period under (i) and (ii) above shall start solely by reason of there being no Satisfactory Drilling Contract for the Drillship Skyros for the first six months after the Delivery Date of the Drillship Skyros."

(b)
On and from the Effective Date all references in the Facilities Agreement to "this Agreement" and "hereunder" and all references in the Finance Documents to the "Facilities Agreement" shall be construed as references to the Facilities Agreement as amended and supplemented by this Letter.

1.3	Finance Documents to remain in full force and effect

The Finance Documents other than any Dutch Finance Documents shall remain in full force and effect as amended by the amendments contained or referred to in Clause 1.2 above and such further or consequential modifications as may be necessary to give full effect to the terms of this Letter.

1.4	Dutch security confirmation

Each Obligor which is a party to a Finance Document governed by Dutch law (a "Dutch Finance Document") confirms that (i) the Dutch Finance Documents remain in full force and effect, (ii) any security created pursuant to the Dutch Finance Documents is intended to secure the obligations under the Finance Documents as amended and restated from time to time (including the Facilities Agreement as amended by this Letter), and (iii) any references in the Dutch Finance Documents or any other Finance Document to "Secured Obligations", "Parallel Debt" and "Corresponding Debt" should be construed to include any obligations as amended and restated from time to time (including the obligations as amended by this Letter).

2	CONDITIONS PREDECENT

The agreement of the Finance Parties contained in Clause 1 (Agreement of the Finance Parties) is subject to the condition that the Facility Agent shall have received the following in form and substance satisfactory to the Facility Agent and its lawyers:

(a)	an original of this Letter duly executed by each Obligor;

(b)
confirmation from GIEK in such form as Eksportkreditt requires that GIEK agree to the waivers and amendments set out in Clause 1 (Agreement of the Finance Parties) and any supplementary evidence and/or documentation required by GIEK or Eksportkreditt;

(c)	an accession letter in the form set out in Schedule 8 of the Facilities Agreement duly executed by Ocean Rig Cubango Operations Inc.;

(d)
Shares Security in respect of all the shares in Ocean Rig Cubango Operations Inc., duly executed by Drillships Ocean Ventures Operations Inc., together with original share certificates, stock powers, undated directors’ letters of resignation and irrevocable proxies or such other deliverables as required by the legal advisers to the Finance Parties;

(e)
in respect of Ocean Rig Cubango Operations Inc., Drillships Ocean Ventures Operations Inc., Ocean Rig Block 33 Brasil B.V. and Ocean Rig Block 33 Brasil Coöperatief U.A., true and complete copies of the documents listed under Part A, section 1 of Schedule 2 (Conditions precedent to First Utilisation Request) of the Facilities Agreement;

(f)
a bring down certificate of the Directors/Secretary of each other Obligor certifying that each copy document which it has earlier provided under Part A, section 1 of Schedule 2 (Conditions precedent to First Utilisation Request) of the Facilities Agreement is correct, complete and in full force and effect as at the date of this Letter;

(g)	a copy of the Interim Total Angola Contract;

(h)	a contract summary in respect of the Interim Total Angola Contract prepared by the legal advisors to the Facility Agent;

(i)
to the extent applicable, such evidence as the Facility Agent may require for the Finance Parties to be able to satisfy each of their "know your customer" or similar identification procedures in relation to the transactions contemplated by this Letter, including in respect of Ocean Rig Cubango Operations Inc.;

(j)
if applicable, a copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by this Letter or for the validity and enforceability of this Letter;

(k)
a legal opinion of the legal advisers to the Finance Parties in England, the Marshall Islands, the Netherlands and any other relevant jurisdiction, in such form as agreed between that legal adviser and the Finance Parties.

3	REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to each Finance Party that:

(a)
the representations and warranties in clause 18 (Representations) of the Facilities Agreement, as amended and supplemented by this Letter, remain true and not misleading if repeated on the date of this Letter with reference to the circumstances now existing; and

(a)
the representations and warranties in the Finance Documents (other than the Loan Agreement) to which each Obligor is a party, remain true and not misleading if repeated on the date of this Letter with reference to the circumstances now existing.

4	NOTICES

The provisions of clause 36 (Notices) of the Facilities Agreement shall apply as if expressly incorporated herein.

5	SUPPLEMENTAL

6.1	Counterparts

This Letter may be executed in any number of counterparts.

6.2	Third party rights

A person (other than each of the Finance Parties) who is not a party to this Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Letter.

6.3	Finance Document

This Letter shall constitute a Finance Document.

6	GOVERNING LAW

This Letter, and any non-contractual obligations arising under it, shall be governed by and construed in accordance with English law and the provisions of clauses 45 (Governing law) and 46 (Enforcement) of the Facilities Agreement shall apply to this Letter as if they were expressly incorporated herein.

Unless explicitly amended by the terms of this Letter, each of the provisions of the Facilities Agreement and the other Finance Documents shall remain in full force and effect.

Please confirm your agreement to this Letter by signing below.

Yours sincerely,

/s/ Ida Marie Oedegaard
Ida Marie Oedegaard
Attorney-in-Fact
for and on behalf of
DNB BANK ASA
(in its capacity as Facility Agent and on behalf of each of the Finance Parties and the Mandated Lead Arrangers)

We hereby acknowledge receipt of the above Letter and confirm our agreement to the terms thereof and confirm that the Finance Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for our obligations under the Facilities Agreement and other Finance Documents.

/s/ Dr. Adriano Cefai	/s/ Ioannis Cleanthous
Name: Dr. Adriano Cefai	Name: Mr. Ioannis Cleanthous
Director of OMEGA SERVICES LIMITED
Officer: Secretary	Officer: Secretary
for and on behalf of	for and on behalf of
Drillships Ocean Ventures Inc.	Ocean Rig UDW Inc.

/s/ Dr. Adriano Cefai	/s/ Dr. Adriano Cefai
Name: Dr. Adriano Cefai	Name: Dr. Adriano Cefai
MARE SERVICES LIMITED	MARE SERVICES LIMITED
Officer: Secretary	Officer: Secretary
for and on behalf of	for and on behalf of
Drillship Kythnos Owners Inc.	Drillship Kythnos Shareholders Inc.

/s/ Dr. Adriano Cefai	/s/ Dr. Adriano Cefai
Name: Dr. Adriano Cefai	Name: Dr. Adriano Cefai
MARE SERVICES LIMITED	MARE SERVICES LIMITED
Officer: Secretary	Officer: Secretary
for and on behalf of	for and on behalf of
Drillship Skiathos Owners Inc.	Drillship Skiathos Shareholders Inc.

/s/ Dr. Adriano Cefai	/s/ Dr. Adriano Cefai
Name: Dr. Adriano Cefai	Name: Dr. Adriano Cefai
MARE SERVICES LIMITED	MARE SERVICES LIMITED
Officer: Secretary	Officer: Secretary
for and on behalf of	for and on behalf of
Drillship Skyros Owners Inc.	Drillship Skyros Shareholders Inc.

/s/ Dr. Adriano Cefai	/s/ Dr. Adriano Cefai
Name: Dr. Adriano Cefai	Name: Dr. Adriano Cefai
OMEGA SERVICES LIMITED	OMEGA SERVICES LIMITED
Officer: Secretary	Officer: Secretary
for and on behalf of	for and on behalf of
Ocean Rig Cunene Operations Inc.	Drillships Ocean Ventures Operations Inc.

/s/ Mr. Dimitrios Glynos	/s/ Mr. Dimitrios Glynos
Name: Mr. Dimitrios Glynos	Name: Mr. Dimitrios Glynos
Attorney in fact	Attorney in fact
for and on behalf of	for and on behalf of
Ocean Rig Block 33 Brasil B.V.	Ocean Rig Block 33 Brasil Coöperatief U.A.

/s/ Dimitrios Glynos
Name: Mr. Dimitrios Glynos
Attorney in fact
for and on behalf of
Ocean Rig Cubango Operations Inc.